Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-121716 on Form S-8, of our report, dated March 29, 2012, relating to the consolidated balance sheet of Tidelands Bancshares, Inc. and subsidiary as of December 31, 2011 and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income (loss) and cash flows for the year then ended, which appears in the December 31, 2011 annual report on Form 10-K.

/s/ Elliott Davis, LLC

Charleston, South Carolina
March 29, 2012